Exhibit 10.2

[DATE]
[NAME]
[ADDRESS]

RE:	Award Letter Agreement dated [DATE]; Restricted Stock Unit Award; Grant of Restricted Stock Units (the “Award Agreement”)
Dear [NAME]:
On behalf of First Midwest Bancorp, Inc. (the “Company”), I am pleased to advise you that on [DATE] (the “Grant Date”), and pursuant to the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan (the “Plan”), the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company approved a grant to you of an award of restricted stock units (the “Award”) as set forth in this Award Agreement. The Award is subject to the terms and conditions of the Plan, as currently in effect or as may be amended hereafter, which are incorporated herein by reference. The Award provides you with the opportunity to earn shares of the Company’s common stock, $0.01 par value per share (“Common Stock”) upon vesting of the restricted stock units.

(1)	Award.
The Company hereby grants to you an Award of [NUMBER] restricted stock units, each of which represents an opportunity to earn one share of Common Stock on the vesting date (less any shares withheld in satisfaction of tax withholding obligations under paragraph (8), if any), subject to the vesting provisions of paragraph (2) and the other provisions of this Award Agreement and the Plan. Such restricted stock units contemplated by the Award are referred to in this Award Agreement as the “Restricted Units.” Subject to paragraphs (2), (3), (4), (5) and (6), Restricted Units may not be sold, transferred, pledged, gifted, assigned or otherwise alienated or hypothecated. Within a reasonable time after the date of this Award, the Company shall establish an internal book entry account representing the Restricted Units effective as of the Grant Date, provided that the Company shall retain control of such account until the Restricted Units have become vested in accordance with the Award.

(2)	Restrictions; Vesting.
Except as otherwise provided in paragraphs (3) and (4), below, the Restricted Units shall vest and become payable in shares of Common Stock in accordance with paragraph (7) only if you continue in the employment of the Company or any of its subsidiaries through the applicable vesting dates. The Restricted Units will vest and become payable in shares of Common Stock as follows: (a) 50% will vest on [VEST 1 DATE]; and (b) the remaining 50% will vest on [VEST 2 DATE].

(3)	Termination of Employment.
If your employment with the Company or any of its subsidiaries terminates prior to the full vesting of the Restricted Units due to your Retirement, a Qualifying Termination, a Disability or your death, (a) the Period of Restriction will automatically terminate and all restrictions on any unvested

This Award Agreement constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

Restricted Units will lapse, (b) all unvested Restricted Units will become immediately vested and payable in full in shares of Common Stock in accordance with paragraph (7), subject to withholding for taxes under paragraph (8), and (c) all dividends and stock splits credited to you pursuant to paragraph (7), subject to withholding for taxes under paragraph (8), and (c) all dividends and stock splits credited to you pursuant to paragraph (7) will become payable.
If your employment with the Company or any of its subsidiaries is terminated prior to the full vesting of the Restricted Units under circumstances that entitle you to severance benefits under an applicable employment agreement or severance plan (an “Involuntary Termination”), and you execute and deliver the applicable release and severance agreement related to such severance benefits, then (i) the Period of Restriction will terminate and all restrictions with respect to a pro-rata portion (as described below) of the unvested Restricted Units will lapse, (ii) such pro-rata portion of the unvested Restricted Units will become vested and payable in full in shares of Common Stock in accordance with paragraph (7), subject to withholding for taxes under paragraph (8), and (iii) all dividends and stock splits credited to you pursuant to paragraph (7) with respect to such pro-rata portion of the unvested Restricted Units will become payable; provided that if your Involuntary Termination would also be a termination due to your Retirement or a Qualifying Termination, the provisions above in this paragraph (3) shall apply to you and not these provisions applicable to an Involuntary Termination. The pro-rata portion of the unvested Restricted Units shall be equal to (A) the total number of Restricted Units granted under this Award as set forth in paragraph (1) multiplied by a fraction, the numerator of which is the number of whole months from the Grant Date to the date of Involuntary Termination and the denominator of which is the number of months in the period from the Grant Date to the final scheduled vesting date set forth in paragraph (2), minus (B) the number of Restricted Units which have vested prior to the Involuntary Termination pursuant to paragraph (2). Restricted Units which remain unvested after application of this paragraph and all dividends credited to you pursuant to paragraph (7) with respect to such unvested Restricted Units shall be immediately forfeited as of the date of Involuntary Termination, and all of your rights hereunder to those Restricted Units and dividends shall terminate.
If your employment with the Company or any of its subsidiaries terminates for any other reason prior to the full vesting of the Restricted Units, all unvested Restricted Units and all dividends credited to you pursuant to paragraph (7) shall be immediately forfeited, and all of your rights hereunder and to this Award shall terminate.
For purposes of this Award Agreement, “Retirement” means termination of your employment with the Company or any of its subsidiaries for any reason (other than death or under circumstances constituting Cause) on or after the date you attain age 65.
Further, a “Qualifying Termination” shall have the meaning given to it in the Plan; provided that if you are not party to an employment agreement or covered by a severance plan, “Good Reason” shall mean the occurrence of any event, other than in connection with termination of your employment by the Company, which results in (A) a material diminution of your principal duties or responsibilities from those in effect immediately prior to a Change in Control, including, without limitation, a significant change in the nature or scope of your principal duties or responsibilities, such that your duties or responsibilities are inconsistent with those immediately prior to the Change in Control, and commonly (in the banking industry) considered to be of lesser responsibility, or (B) a material diminution of your total compensation from that immediately prior to the Change in Control, or (C) you being required to be based at an office or location that is more than thirty-five (35) miles from your office or location immediately prior to the Change in Control. Notwithstanding the foregoing, in order for your resignation for Good Reason to occur, (x) you must provide written notice of the Good Reason event to the Company or its subsidiary within ninety (90) days after the initial existence of such event; (y) the Company or its subsidiary must not have cured such condition within thirty (30) days of receipt of your written notice or the Company or its subsidiary must have stated unequivocally in writing that it does not intend to attempt to cure such condition; and (z) you must resign from employment at the end of the period within which the Company or a subsidiary was entitled to remedy the condition constituting Good Reason but failed to do so.
For purposes of this Award Agreement, the determination of whether a termination of your employment is for a “Disability,” for “Cause” or for “Good Reason” shall be determined in accordance with the Plan and this Award Agreement, unless you are party to an employment agreement or covered by a severance plan, in which case such determination under your employment agreement or such severance plan will control.

(4)	Effect of Change in Control.
A Change in Control shall not, by itself, result in acceleration of vesting of the Restricted Units, except as provided in the Plan.

(5)	Non-Transferability.
Subject to the terms of this Award Agreement, this Award is personal to you and, until vested and transferable hereunder, may not be sold, transferred, pledged, gifted, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

(6)	Securities Law Restrictions.
You understand and acknowledge that applicable securities laws, rules and regulations govern and may restrict your right to offer, sell or otherwise dispose of any vested Common Stock received under the Award.
Executive Officers of the Company subject to the two (2) day reporting rules of Section 16(a) and short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934 should consult with the Company’s Corporate Secretary prior to selling any such vested Common Stock.
Additional information regarding these laws, rules and regulations can be found in the Plan’s “Summary Description” and the First Midwest Bancorp, Inc. Policy on Trading in Public Securities.

(7)	Stockholder Rights; Payment of Common Stock.
Because this is an Award of Restricted Units and not actual shares of Common Stock, you will not have any rights of a stockholder with respect to the Restricted Units. Upon the vesting of the Restricted Units in accordance with paragraph (2), (3) or (4), as applicable, the Restricted Units will be paid to you in shares of freely transferable Common Stock, subject to applicable law.
As promptly as practical after the date on which a portion or all of the Restricted Units vest under this Award Agreement, and after receipt of any required tax withholding under paragraph (8), the Company shall instruct its stock transfer agent to transfer the number of vested Restricted Units, paid in the form of shares of Common Stock (less any shares withheld in satisfaction of tax withholding obligations under paragraph (8), if any), to an unrestricted account over which only you

(or, in the case of your death, your designated beneficiary or authorized representative) have control. Such shares of Common Stock shall be immediately freely transferable by you.
Notwithstanding the foregoing, payment of shares of Common Stock with respect to Restricted Units that become vested upon Retirement, Qualifying Termination or Disability under paragraph (3) above may be subject to the six-month delay described in Section 18.5 of the Plan if you are a “specified employee” at the time of your Retirement, Qualifying Termination or Disability.
In the event the Company declares the payment of a cash dividend, a stock dividend (as defined in Section 305 of the Internal Revenue Code of 1986, as amended) or a stock split on the Common Stock with a record date occurring during the Award’s Period of Restriction, you shall be credited with either a dollar amount equal to the amount of the cash dividends paid or a number of Restricted Units equal to the stock dividend or stock split as if each Restricted Unit was a share of Common Stock held by you as of the close of business on the record date for such dividend or stock split, as the case may be. The Company will hold all such cash dividends until the Period of Restriction terminates, and such dividends shall become payable to you on each vesting date of the Award with respect to only the Restricted Units that vest and become payable in Common Stock on such date. All Restricted Units credited to you in connection with a stock dividend or stock split shall be subject to the same restrictions on transferability as the Restricted Units hereunder, and the Period of Restriction shall terminate with respect to such additional Restricted Units at the same time and in the same proportion that the underlying Restricted Units vest. Subject to the provisions of paragraphs (3) and (4), in the event your employment with the Company terminates prior to full vesting of the Award, cash dividends and Restricted Units relating to a stock dividend or stock split held by the Company and credited to you that have not been paid or vested will be forfeited.
The Restricted Units are not subject to or eligible for inclusion in the First Midwest Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. Any change in the Common Stock during the Period of Restriction shall result in an adjustment to the Award in accordance with Section 5.4 of the Plan to prevent dilution or enlargement of rights under the Award.

(8)	Withholding.
You shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) that the Company is required to withhold at any time with respect to the Restricted Units, which will generally occur (a) when the Restricted Units (including Restricted Units credited to you in connection with a stock split or stock dividend) vest and are paid in shares of Common Stock, and (b) when accumulated credited cash dividends are actually paid to you upon the vesting of any Restricted Units. Payment of taxes upon vesting of any Restricted Units shall be made by withholding from any payment of Common Stock shares having a Fair Market Value on the date such withholding obligation arises equal to the minimum statutory withholding amount, or such greater amount as the Compensation Committee may authorize, provided the withholding of such greater amount does not result in adverse accounting consequences for the Company. Withholding with respect to cash dividends will be paid through withholding from your next normal payroll check.

(9)	Tax Consequences.
Information regarding federal tax consequences of the Award can be found in the Plan’s “Summary Description”. You are strongly encouraged to contact your tax advisor regarding such tax consequences as they relate to you.

(10)	Employment; Successors.
Nothing herein confers any right or obligation on you to continue in the employment of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time, subject to the terms of any employment agreement to which the Company and you may be parties. Nothing herein shall create any right for you to receive, or any obligation on the part of the Company to grant to you, any future Awards under the Plan. This Award Agreement shall be binding upon, and inure to the benefit of, any successor or assignee of the Company.

(11)	Conformity with the Plan.

(a)
The Award is intended to conform in all respects with the Plan. Inconsistencies between the Plan and this Award Agreement shall be resolved in accordance with the provisions of this Award Agreement. By executing and returning the Confirmation of Acceptance of this Award Agreement, you agree to be bound by all the terms hereof and of the Plan. All capitalized terms used but not otherwise defined in this Award Agreement shall have the same definitions stated in the Plan.

(b)
Any action taken or decision made by the Compensation Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award Agreement or the Plan shall lie within the Compensation Committee’s sole and absolute discretion, and shall be final, conclusive and binding on you and all persons claiming under or through you. This Award Agreement shall be binding upon your heirs, executors, administrators and successors.

(c)
Except as otherwise provided in this Award Agreement, this Award Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without reference to any choice of law rules thereof (whether of the State of Delaware or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Delaware.

(12)	Confidentiality and Restrictive Covenants.
You acknowledge and agree that the Award has been conditioned upon your compliance with (and no Restricted Units shall vest or become transferable by you hereunder unless you have complied and continue to comply with) the provisions of this paragraph (12). In consideration of your eligibility to receive the Award contemplated by this Award Agreement and any cash award under the Company’s Short Term Incentive Compensation (“STIC”) Plan and by executing (in writing or by electronic means) the Confirmation of Acceptance endorsement of this Award Agreement, you further acknowledge and agree as follows:

(a)
The Company or its subsidiaries or affiliates (collectively, the “Affiliated Group”) have spent extensive time, effort and resources developing and maintaining personal contacts and relationships with clients and customers of, and training and maintaining a stable workforce at, the Affiliated Group, which, as a result or in furtherance of your employment with one or more members of the Affiliated Group, you have or will have knowledge of, access to or contact or dealings with. In addition, each member of the Affiliated Group has a legitimate and protectable interest in their respective clients, customers and employees with whom each member of the Affiliated Group has established significant business relationships; and

(b)
During the period of your employment with any member of the Affiliated Group and at all times thereafter, you covenant and agree (i) not to, directly or indirectly, use or disclose any Confidential Information (as defined below) except in furtherance of your duties and responsibilities as an employee of a member of the Affiliated Group in the ordinary course of business, (ii) not to, directly or indirectly, use or disclose any Confidential Information for the benefit of a party other than a member of the Affiliated Group, and (iii) comply with all policies of the Affiliated Group relating to the use and disclosure of Confidential Information. For purposes of this Award Agreement, “Confidential Information” means any and all trade secrets or confidential, proprietary or nonpublic information (whether verbal, written, electronic or in any other medium and all copies thereof) of a member of the Affiliated Group or any of their clients or customers. Without limiting the generality of the foregoing, Confidential Information shall include, but not be limited to, financial information or data, business plans or strategies, planned products or services, records and analyses, client or customer plans or requirements, and the business or affairs of any member of the Affiliated Group or any of their respective clients or customers that any of them may reasonably regard as confidential or proprietary; and

(c)
To the extent applicable law requires a finite duration, the foregoing restrictions on the disclosure or use of Confidential Information shall apply for a period of five (5) years following termination of your employment with any member of the Affiliated Group for any reason, unless such information qualifies as a trade secret under applicable state or federal law or Third-Party Confidential Information, in which case the foregoing restrictions shall continue for so long as the trade secrets remain secret and any member of the Affiliated Group remains obligated to protect the Third-Party Confidential Information. “Third-Party Confidential Information” means confidential and proprietary or private information received by any member of the Affiliated Group from customers or other third-party individuals or business entities in trust and confidence or pursuant to a duty of confidentiality. If you are requested or become legally compelled to make any disclosure that is otherwise prohibited by this paragraph (12), you agree to promptly notify the Company not less than fourteen (14) days prior to such disclosure so that the Company or another member of the Affiliated Group may seek a protective order or other appropriate relief if the Company or such member of the Affiliated Group deems such protection or remedy necessary. Subject to the foregoing, you may furnish only that portion of the Confidential Information that you are legally compelled or required by law to disclose. However, nothing in this paragraph (12), any other agreement between you and any member of the Affiliated Group or in any Affiliated Group policy applicable to you shall preclude you from providing a federal or state governmental, regulatory or administrative agency truthful information concerning a suspected violation of the law without disclosure (in advance or otherwise) to any member of the Affiliated Group. Notwithstanding anything herein to the contrary, under the Federal Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. Nothing herein is intended, or should be construed, to affect the immunities created by the Defend Trade Secrets Act of 2016; and

(d)
During the period of your employment with any member of the Affiliated Group and thereafter, without interruption, for a period ending twelve (12) consecutive months after the last day of your employment with any member of the Affiliated Group, you covenant and agree not to, directly or indirectly, (i) for your own account or as an employee, officer, director, owner, partner, representative, agent or consultant of any financial institution, bank, corporation, limited liability company, partnership, firm, business, joint venture, group, sole proprietorship or other entity, solicit, call upon, contact, sell to, perform services for or contract with any clients or customers of a member of the Affiliated Group for the purpose of providing to such client or customer services or products of any kind that are offered or provided by a member of the Affiliated Group, (ii) act as an independent contractor in connection with any of the foregoing, (iii) assist any person, business, financial institution, bank or other entity in connection with any of the foregoing, or (iv) accept any business from any such client or customer, which business involves services or products of any kind that are offered or provided by a member of the Affiliated Group. For purposes of this Award Agreement, the term “customer” means any person, business, entity, organization or government which is or was a client or customer of a member of the Affiliated Group at any time during the period of your employment with such member of the Affiliated Group, other than any client or customer which has ceased to do business with a member of the Affiliated Group at least six (6) months prior to the last day of your employment without any inducement, encouragement or involvement by you and which client or customer you had contact with, had access to, supervised others’ contact with, or obtained Confidential Information concerning, as a result of your employment with the Company. Without limiting the generality of the foregoing, this restriction prohibits you from providing the name or Confidential Information about a client or customer of a member of the Affiliated Group to a subsequent employer or an employee of a subsequent employer for the purpose of that subsequent employer or employee of the subsequent employer contacting or soliciting any client or customer of a member of the Affiliated Group for the purpose of providing to such client or customer services or products of any kind that are offered or provided by a member of the Affiliated Group; and

(e)
During the period of your employment with any member of the Affiliated Group and thereafter, without interruption, for a period ending twelve (12) consecutive months after the last day of your employment with any member of the Affiliated Group, you covenant and agree not to, directly or indirectly, (i) solicit, induce, recruit or encourage any employee of a member of the Affiliated Group to leave the employ of any such member of the Affiliated Group, (ii) assist any other person, business, financial institution, bank or other entity to do so, or (iii) hire any employee of a member of the Affiliated Group. For purposes of this Award Agreement, the term “employee” means any person who is or was an employee of a member of the Affiliated Group during the period of your employment with any member of the Affiliated Group and with respect to whom you had contact or supervisory responsibility or about whom you had access to and used Confidential Information related to their job, position, performance or advancement potential, other than a former employee who has not been employed by a member of the Affiliated Group for a period of at least six (6) months prior to the last day of your employment without any inducement, encouragement or involvement by you; and

(f)
During the period of your employment with any member of the Affiliated Group and thereafter, without interruption, for a period ending twelve (12) consecutive months after the last day of your employment with any member of the Affiliated Group, you covenant and agree not to, directly or indirectly, make, cause to be made or publish any statement or disclosure (whether verbally, in writing or by electronic or other medium) that disparages or is otherwise negative about any member of the Affiliated Group or any employee, officer, director, client or customer of any member of the Affiliated Group or assist any other person, business or entity to do so; and

(g)
During the period of your employment you shall use all property of any member of the Affiliated Group (including, but not limited to, all mobile telephones, computers, laptops, tablets, credit cards, access cards, keys and passwords) solely in furtherance of your employment with one or more members of the Affiliated Group and not in violation of any statute, law, rule or regulation or any policy of any member of the Affiliated Group. Upon your last day of employment, you shall cease using and shall return all of such property to a member of the Affiliated Group; and

(h)
The restrictive covenants set forth in this paragraph (12) are independent of and in addition to the restrictive covenants set forth in any employment agreement and/or a Confidentiality and Restrictive Covenants Agreement (“CRCA”) with the Company. The restrictive covenants set forth in the employment agreement and/or CRCA are and shall remain in full force and effect and binding upon you and, in the event of any conflict between the restrictive covenants set forth in this paragraph (12) and those set forth in the employment agreement and/or CRCA, the restrictive covenants set forth in the employment agreement and/or CRCA shall control. Without limiting the generality of the foregoing, the restrictive covenants set forth in this paragraph (12) shall be in full force and effect and binding upon you during your employment and following any termination of your employment with the Company or any of its subsidiaries or affiliates (regardless if your termination of employment occurs before or after a Change in Control or if such termination of employment is with or without Cause, by resignation for Good Reason or no reason, or otherwise) for the periods specified in this paragraph (12) and without regard to any geographic limitation; and

(i)
If any provision, or part thereof, of this paragraph (12) shall be declared by a court to exceed the maximum time period or scope that the court deems to be enforceable, then the Company and you expressly authorize the court to modify such provision, or part thereof, so that it may be enforced to the fullest extent permitted by law; and

(j)
In the event that you breach any of the covenants or agreements set forth in this paragraph (12) and/or any employment agreement and/or CRCA, you shall immediately forfeit all rights to the Award and the Restricted Units and all unearned, unvested or unexercised awards under the Plan and the STIC Plan; and

(k)
The validity, interpretation, construction and performance of this paragraph (12) shall be governed by the laws of the State of Illinois without giving effect to the conflict of law principles thereof. The exclusive venue for any litigation between you and the Company or any of its subsidiaries or affiliates for any dispute arising out of or relating to this Agreement shall be the state court located in Cook County, Illinois, or the federal district court located in Chicago, Illinois, and you hereby irrevocably consent to any such court’s exercise of personal jurisdiction over you for such purpose; and

(l)
The restrictions set forth in this paragraph (12) are reasonable and necessary for the protection of each member of the Affiliated Group’s legitimate business interests, and do not impose any undue economic hardship on you or otherwise preclude you from gainful employment.

(13)	Regulatory Requirements.
You also acknowledge and agree anything in this Award Agreement to the contrary notwithstanding, it is intended that, to the extent required, this Award and your receipt of Restricted Units, any Common Stock or any other amounts hereunder comply with the requirements of any legislative or regulatory limitations or requirements that are or may become applicable to the Company and this Award or payments made hereunder, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations issued thereunder (collectively, the “Regulatory Requirements”), which limitations or requirements may include, but not be limited to, provisions limiting, delaying or deferring the issuance of the Restricted Units or payments of Common Stock hereunder, requiring that the Company may recover (claw-back) incentive compensation in certain circumstances, and precluding incentive arrangements such as this Award that encourage unnecessary or excessive risks that threaten the value of the Company, in each case within the meaning of the Regulatory Requirements, and only to the extent applicable to the Company and this Award. The application of this paragraph is intended to, and shall be interpreted, administered and construed to, cause this Award to comply with the Regulatory Requirements and, to the maximum extent consistent with this paragraph and the Regulatory Requirements, to permit the operation of this Award in accordance with the terms and conditions hereof before giving effect to the provisions of this paragraph or the Regulatory Requirements.

(14)	General.

(m)
This Award Agreement and the Plan set forth the entire terms and conditions of the Award. No officer or employee of the Company is authorized to amend or modify the Award or this Award Agreement without the approval of the Compensation Committee, and any such amendment or modification of the Award or this Award Agreement shall be in writing and signed by an authorized officer of the Company and you. If any provision of this Award Agreement is found to be invalid or unenforceable, the remaining provisions hereof shall remain binding and in full force and effect.

(n)
If you breach or threaten to breach any of the covenants and agreements set forth in paragraph (12) hereof and the Company initiates any legal action against you and successfully enforces such covenants and agreements and/or obtains damages as a result of any breach of such covenants and agreements, the Company shall be entitled to payment and reimbursement from you of its reasonable attorney’s fees and litigation costs (including on appeal) incurred in connection with that action.

(o)
You acknowledge and agree that the Company may suffer irreparable harm if you breach or threaten to breach any of the provisions of paragraph (12) hereof and that, in the event of your actual or threatened breach of paragraph (12), the Company may not have an adequate remedy at law. Accordingly, you agree that, in addition to any other remedies at law or in equity available to the Company for your actual breach or threatened breach of paragraph (12), the Company is entitled to specific performance and injunctive relief against you to prevent any such actual or threatened breach without the necessity of posting a bond or other security.

(p)
THE COMPANY AND YOU HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE UNDER OR ACTION RELATING TO THIS AWARD AGREEMENT AND AGREE THAT ANY SUCH DISPUTE OR ACTION SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

*     *     *
To confirm your understanding and acceptance of the Award granted to you and your agreement to be bound by the provisions of this Award Agreement and the Plan, please click “Accept” at the bottom of the screen on which you are reviewing this Award Agreement. You should also execute and return the “Beneficiary Designation Form” that was sent to you in the email regarding this Award. A copy of this Award Agreement should be retained for your permanent records.
[Signature page follows this page]

If you have any questions, please do not hesitate to contact the Corporate Secretary and General Counsel of First Midwest Bancorp, Inc. at (708) 831-7260.
Very truly yours,
/s/ MICHAEL L. SCUDDER
Michael L. Scudder
President and Chief Executive Officer
First Midwest Bancorp, Inc.